Exhibit 10.42









                           LETTER OF CREDIT AGREEMENT

                                   dated as of
                                October 14, 2005
                                     between

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

                              BANK OF AMERICA, N.A.
                                 as Issuing Bank

                           ___________________________


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                                TABLE OF CONTENTS

                                                                            Page

1.    Definitions............................................................1

   1.01     Defined Terms....................................................1
   1.02     Terms Generally..................................................7

2.    Letters of Credit......................................................8

   2.01     Issuance of Letters of Credit....................................8
   2.02     Reimbursement of Drawings........................................8
   2.03     Notice of Drawings...............................................8
   2.04     Interest on Overdue Amounts......................................8
   2.05     Procedures for Issuance..........................................9
   2.06     Unconditional Obligations........................................9
   2.07     Letter of Credit Fees...........................................10
   2.08     Nature of Fees..................................................10
   2.09     Termination or Reduction of Commitment..........................11
   2.10     Maintenance of Loan Account; Statements of Account..............11
   2.11     Increased Costs.................................................11
   2.12     Payments........................................................12
   2.13     Taxes...........................................................12

3.    Representations and Warranties........................................13

   3.01     Organization; Powers............................................13
   3.02     Authorization; Enforceability...................................14
   3.03     Governmental Approvals; No Conflicts............................14
   3.04     Litigation......................................................14
   3.05     Compliance with Loans and Agreement; No Default.................14
   3.06     Security Documents..............................................14
   3.07     Federal Reserve Regulations.....................................15
   3.08     Solvency........................................................15
   3.09     Taxes...........................................................15
   3.10     Disclosure......................................................15

4.    Conditions............................................................16

   4.01     Closing Date....................................................16
   4.02     Conditions Precedent to Each Letter of Credit...................17

5.    Affirmative Covenants.................................................17

   5.01     Financial Statements and Other Information......................17
   5.02     Existence; Conduct of Business..................................18
   5.03     Compliance with Laws............................................18
   5.04     Use of Letters of Credit........................................18
   5.05     Cash Collateralization of Letter of Credit Outstandings.........19
   5.06     Taxes and Indebtedness..........................................19


                                       (i)
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   5.07     Further Assurances..............................................19

6.    Covenants.............................................................19

   6.01     Liens, Collateral Dispositions..................................19
   6.02     Fundamental Changes.............................................19

7.    Events of Default.....................................................20

   7.01     Events of Default...............................................20
   7.02     Remedies on Default.............................................22

8.    Miscellaneous.........................................................22

   8.01     Notices.........................................................22
   8.02     Waivers; Amendments.............................................22
   8.03     Expenses; Indemnity; Damage Waiver..............................23
   8.04     Successors and Assigns..........................................24
   8.05     Survival........................................................25
   8.06     Counterparts; Integration.......................................25
   8.07     Severability....................................................25
   8.08     Right of Setoff.................................................26
   8.09     Governing Law; Jurisdiction; Consent to Service of Process......26
   8.10     WAIVER OF JURY TRIAL............................................26
   8.11     Headings........................................................27
   8.12     Interest Rate Limitation........................................27
   8.13     Waivers.........................................................27


                                      (ii)

     LETTER OF CREDIT AGREEMENT (this "Agreement"), dated as of October 14, 2005 by and between:

     THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation ("the Company"), having a place of business at 2 Paragon Drive, Montvale, New Jersey 07645; and

     BANK OF AMERICA, N.A., as Issuing Bank, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

     1. DEFINITIONS.

     1.01 Defined Terms.

     As used in this Agreement, the following terms have the meanings specified below:

     "Account" means each of the Cash Collateral Account and the Additional Collateral Account.

     "Additional Collateral" means those investments specified on Schedule 1 hereto.

     "Additional Collateral Account" means that certain account now or hereafter established by the Company with Bank of America, N.A. or any of its Affiliates under the sole and exclusive dominion and control of the Issuing Bank designated as the "A&P Letter of Credit Additional Collateral Account" containing investments constituting Additional Collateral, and in which account the Issuing Bank has been granted a Lien pursuant to the Pledge and Security Agreement.

     "Affiliate" means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or is a director or officer of such Person; provided, that Metro Inc. and the Subsidiaries and stakeholders (other than the Company and its Affiliates) of Metro Inc. shall not be deemed to be Affiliates of the Company and its Subsidiaries.

     "Agreement" means this Letter of Credit Agreement, as modified, amended, supplemented or restated, and in effect from time to time.

     "Applicable Advance Rate" means as to each investment constituting Additional Collateral, the percentage specified on Schedule 1 hereto.

     "Applicable Law" means as to any Person: (i) all laws, statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.



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

     "Availability" means, at any time of determination, the lesser of (i) $200,000,000, and (ii) an amount equal to the difference between (a) the sum of
(1) 100% of the Cash and Cash Equivalents on deposit in the Cash Collateral Account and (2) as to each item of Additional Collateral on deposit in the Additional Collateral Account, the amount of such Additional Collateral multiplied by the Applicable Advance Rate and (b) the aggregate Letter of Credit Outstandings.

     "Bank of America" means Bank of America, N.A.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts, Charlotte, North Carolina, or New York, New York are authorized or required by law to remain closed.

     "Cash and Cash Equivalents" means (i) cash, (ii) investments in money market funds maintained by Bank of America, N.A. or any of its Affiliates, (iii) investments in certificates of deposit maturing within one year from the date of acquisition, banker's acceptances, and overnight bank deposits, in each case issued by or created by, or with, Bank of America, N.A. or any of its Affiliates, (iv) investments in deposit accounts in the ordinary course of business with Bank of America, N.A. or any of its Affiliates and (v) investments in any mutual fund that invests solely in United States treasury obligations and which is quoted in the Wall Street Journal.

     "Cash Collateral Account" means that certain account numbered 24900531 established by the Company with Banc of America Securities LLC under the sole and exclusive dominion and control of the Issuing Bank designated as the "A&P Letter of Credit Cash Collateral Account" containing investments constituting Cash and Cash Equivalents, in which account the Issuing Bank has been granted a Lien pursuant to the Pledge and Security Agreement.

     "Change in Control" means, at any time, (a) the board of directors of the Company shall cease to consist of a majority of the Continuing Directors, (b) any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) other than a Permitted Holder shall acquire a majority of the voting power represented by the Company's outstanding capital stock entitled to vote in the election of directors of the Company.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Issuing Bank (or by the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Charges" has the meaning provided therefor in Section 8.12.

     "Closing Date" means the date on which the conditions specified in Section
4.02 are satisfied or waived.



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

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" means any and all "Collateral" as defined in the Pledge and Security Agreement.

     "Commercial Letter of Credit" means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Company or any Subsidiary Credit Party in the ordinary course of business of the Company or such Subsidiary Credit Party.

     "Commitment" means $200,000,000 or such lesser amount on account of a reduction thereof in accordance with the provisions of Section 2.09 hereof.

     "Continuing Directors" means directors of the Company who are in office on the Closing Date and each other director, who's nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors or a Permitted Holder.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.

     "Credit Documents" means this Agreement, the Letters of Credit, each letter of credit application, and the Pledge and Security Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, each as amended and in effect from time to time.

     "Credit Request" means a request by the Company for the issuance of a Letter of Credit in accordance with Section 2.05.

     "Default" means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "dollars" or "$" refers to lawful money of the United States of America.

     "Event of Default" has the meaning assigned to such term in Section 7.01. An "Event of Default" shall be deemed to have occurred and to be continuing unless and until the Event of Default has been duly waived in writing by the Issuing Bank.

     "Excluded Taxes" means, with respect to the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any Subsidiary Credit Party hereunder, (a) income or franchise Taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Company or such Subsidiary Credit Party is located.



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

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Bank of America from three Federal funds brokers of recognized standing selected by it.

     "GAAP" means generally accepted accounting principles of the United States of America, consistently applied.

     "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

     "Indemnitee" has the meaning provided therefor in Section 0(b).

     "Issuing Bank" means Bank of America or its Affiliates, in their capacities as the issuers of Letters of Credit hereunder.

     "L/C Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

     "Letter of Credit" shall mean a letter of credit that is (i) issued pursuant to this Agreement for the account of the Company or any Subsidiary Credit Party, (ii) a Standby Letter of Credit or Commercial Letter of Credit,
(iii) issued for purposes for which the Company or any Subsidiary Credit Party has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Issuing Bank, and (iv) in form reasonably satisfactory to the Issuing Bank.

     "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.07.

     "Letter of Credit Outstandings" shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

     "Lien" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset.

     "Margin Stock" has the meaning assigned to such term in Regulation U.



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

     "Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole,
(b) the ability of the Company or any Subsidiary Credit Party to perform any material obligation or to pay any Obligations under this Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Agreement or any of the other Credit Documents or any of the material rights or remedies of the Issuing Bank hereunder or thereunder.

     "Material Indebtedness" means indebtedness of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.

     "Maximum Rate" has the meaning provided therefor in Section 8.12.

     "Obligations" means the due and punctual payment by the Company and each Subsidiary Credit Party of (i) each payment required to be made by the Company or any Subsidiary Credit Party under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements and interest thereon (including all interest that accrues after the commencement of any case or proceeding by or against the Company or any Subsidiary Credit Party under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Company or any Subsidiary Credit Party to the Issuing Bank under this Agreement and the other Credit Documents.

     "Organizational Document" means, relative to any Person, its limited partnership agreement, its certificate of incorporation, formation or limited partnership, its operating agreement, its by-laws and all shareholder or equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its capital stock or its limited partnership agreement.

     "Other Taxes" means any and all current or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

     "Permitted Holder" means (i) Tengelmann Warenhandelsgesellschaft or (ii) any Affiliate of Tengelmann Warenhandelsgesellschaft.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Pledge and Security Agreement" means the Pledge and Security Agreement, dated the date hereof, between the Company and the Issuing Bank, as amended and in effect from time to time.

     "Prime Rate" shall mean, for any day, the higher of (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina



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

as its "Prime Rate" and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% (0.50%) per annum. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. If for any reason any Issuing Bank shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of any Issuing Bank to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America's Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America's Prime Rate or the Federal Funds Effective Rate, respectively.

     "Regulation U" means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Responsible Officer" means the Company's Chief Executive Officer, Chief Financial Officer or Treasurer.

     "Security Documents" means the Pledge and Security Agreement and any and all other financing statements, control agreements or other documents delivered, in connection therewith.

     "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

     "Specified Default" means the occurrence of any Event of Default specified in Sections 7.01(a), (b), (f), (g) or (h) hereof.

     "Standby Letter of Credit" means any Letter of Credit other than a Commercial Letter of Credit.



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

     "Subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity
(a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary Credit Party" means each Subsidiary of the Company for whose account a Letter of Credit is issued by the Issuing Bank.

     "Taxes" means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Termination Date" shall mean the earliest to occur of (i) October 14, 2006 or (ii) the date of the occurrence of any Event of Default pursuant to Section 7.01(f), 7.01(g) or 7.01(h), or (iii) the date on which the Commitment of the Issuing Bank is terminated pursuant to clause (i) of the final paragraph of
Section 7.01 or Section 2.09 hereof.

     "Transfer Notice" has the meaning set forth in Section 2.16 hereof.

     1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.



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

     2. LETTERS OF CREDIT.

     2.01 Issuance of Letters of Credit.

     (a) Upon the terms and subject to the conditions herein set forth, the Company may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the Company or any of the Subsidiary Credit Parties one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed the Commitment, or (ii) Availability would be less than zero.

     (b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one
(1) year after such renewal or extension) and (ii) unless cash collateralized or otherwise credit supported to the reasonable satisfaction of the Issuing Bank, the date that is one (1) Business Days prior to October 14, 2006. Each Letter of Credit may, upon the request of the Company include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less unless the Issuing Bank notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed; provided, however, that no Letter of Credit shall be renewed or extended on or after the occurrence of the Termination Date.

     2.02 Reimbursement of Drawings. Drafts drawn under each Letter of Credit shall be reimbursed by the Company or the applicable Subsidiary Credit Party in dollars by paying to the Issuing Bank an amount equal to such drawing prior to the close of business, Boston time, on the Business Day immediately following the day that the Issuing Bank delivers notice of such drawing, provided such notice is delivered to the Company before 11:00 a.m., Boston time. In the event notice of a drawing is delivered by the Issuing Bank to the Company after 11:00 a.m., Boston time, such drafts shall be reimbursed by the Company or the applicable Subsidiary Credit Party prior to the close of business, Boston time, on the second Business Day immediately following the day on which the Issuing Bank delivers notice of such drawing to the Company.

     2.03 Notice of Drawings. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Company by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank with respect to any such payment.

     2.04 Interest on Overdue Amounts. If the Issuing Bank shall make any L/C Disbursement, then, unless the Company or a Subsidiary Credit Party shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to and including the date that the



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

Company or a Subsidiary Credit Party reimburses the Issuing Bank therefor, at the rate per annum equal to the Prime Rate plus fifteen basis points (0.15%) through the date upon which the Company or the applicable Subsidiary Credit Party is obligated to reimburse such drawing pursuant to Section 2.02 hereof, and thereafter at the rate per annum equal to the Prime Rate plus two percent (2.00%). Interest shall be calculated on the basis of a 360 day year and actual days elapsed.

     2.05 Procedures for Issuance. Whenever the Company or a Subsidiary Credit Party desires that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company, through a Responsible Officer, shall give to the Issuing Bank at least two (2) Business Days' prior written notice (which may be by electronic means), or such shorter period as may be agreed upon in writing by the Issuing Bank and the Company, specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the Company and the applicable Subsidiary Credit Party shall also submit a letter of credit application on the Issuing Bank's standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit (which application may be delivered electronically). In the event of an inconsistency between any such letter of credit application and this Agreement, the terms of this Agreement shall control.

     2.06 Unconditional Obligations. The obligations of the Company and the Subsidiary Credit Parties to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit;
(ii) the existence of any claim, setoff, defense or other right which the Company or any Subsidiary Credit Party may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's or the Subsidiary Credit Parties' obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. Neither the Issuing Bank nor any of its Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing provisions of this Section 2.06 shall not be construed to excuse the

Issuing Bank from liability to the Company or any Subsidiary Credit Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company and the Subsidiary Credit Parties to the extent permitted by Applicable Law) suffered by the Company that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

     2.07 Letter of Credit Fees.

     (a) The Company and the Subsidiary Credit Parties shall pay the Issuing Bank on the first day of each calendar quarter, in arrears, a fee (each, a "Letter of Credit Fee") equal to the 0.15% per annum (on the basis of actual number of days elapsed in a year of 360 days) of the average daily face amount of the Letters of Credit outstanding during the immediately preceding calendar quarter.

     (b) Upon the occurrence of a Specified Default the Letter of Credit Fees shall be increased by an amount equal to two percent (2.00%) per annum.

     (c) The Company and the Subsidiary Credit Parties shall pay to the Issuing Bank, in addition to all Letter of Credit Fees otherwise provided for hereunder, such other reasonable fees and charges in connection with the issuance, negotiation, settlement, extension, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

     2.08 Nature of Fees

     All fees shall be paid on the dates due, in immediately available funds, to the Issuing Bank as provided herein. All fees shall be fully earned on the date when due (or on the Closing Date if specifically indicated as such) and shall not be refundable under any circumstances.

     2.09 Termination or Reduction of Commitment.

     Upon at least three (3) Business Days' prior written notice to the Issuing Bank the Company may, at any time, in whole permanently terminate, or from time to time in part permanently reduce, the Commitment. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction or termination shall be irrevocable when given. No reduction in the Commitment shall result in the Commitment being less than the then Letter of Credit Outstandings.

     2.10 Maintenance of Loan Account; Statements of Account.

     (a) The Issuing Bank shall maintain an account on its books in the name of the Company (the "Loan Account") which will reflect all Letter of Credit Outstandings, L/C Disbursements, fees and interest that have become payable as herein set forth.

     (b) After the end of each calendar month, the Issuing Bank shall send to the Company a statement accounting for the transactions occurring among and between the Issuing Bank and the Company during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on the Company and each Subsidiary Credit Party, unless otherwise objected to in writing by the Company within fifteen (15) days after receipt of the monthly statement.

     2.11 Increased Costs.

     (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Issuing Bank; or

          (ii) impose on the Issuing Bank any other condition affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit by an amount deemed material by the Issuing Bank or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder by an amount deemed material by the Issuing Bank, then the Company and the Subsidiary Credit Parties will pay to the Issuing Bank, such additional amount or amounts as will compensate the Issuing Bank for such additional costs incurred or reduction suffered.

     (b) If the Issuing Bank reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Issuing Bank's capital or on the capital of the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Letters of Credit issued by the Issuing Bank, to a level below that which the Issuing Bank or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank's policies and the policies of the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Company and the Subsidiary Credit Parties will pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank or the Issuing Bank's holding company for any such reduction suffered deemed to be material by the Issuing Bank.

     (c) A certificate of the Issuing Bank setting forth the amount or amounts necessary to compensate the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Company and shall be conclusive absent manifest error. The Company and the Subsidiary Credit Parties shall pay the Issuing Bank the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

     (d) Delay on the part of the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Issuing Bank's right to demand such compensation.

     2.12 Payments

     The Company and each Subsidiary Credit Party shall make each payment required to be made by it hereunder or under any other Credit Document (whether of interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.10 or 2.13, or otherwise) prior to the close of business, Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Issuing Bank, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Issuing Bank at its offices at 100 Federal Street, Boston, Massachusetts. If any payment under any Credit Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Credit Document shall be made in dollars. Upon the occurrence of an Event of Default, the Issuing Bank, without the request of the Company or any Subsidiary Credit Party, may apply any amounts in any Account towards any payment due under this Agreement.

     2.13 Taxes

     (a) Any and all payments by or on account of any obligation of the Company or the Subsidiary Credit Parties hereunder or under any other Credit Document shall be made free and clear of and without deduction for any Indemnified Taxes, provided that if the Company or a Subsidiary Credit Party shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company and the Subsidiary Credit Parties shall make such deductions, and
(iii) the Company and the Subsidiary Credit Parties shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

     (b) In addition, the Company and the Subsidiary Credit Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

     (c) The Company and the Subsidiary Credit Parties shall indemnify the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Issuing Bank on or with respect to any payment by or on account of any obligation of the Company or any Subsidiary Credit Party hereunder or under any other Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Company by the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company or a Subsidiary Credit Party to a Governmental Authority, the Company shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.

     (e) The Issuing Bank agrees that upon the occurrence of any circumstances entitling such party to indemnification or additional amounts pursuant hereto, such party shall use reasonable efforts to take any action (including designating a new lending office and signing any prescribed forms or other documentation appropriate in the circumstances) if such action would reduce or eliminate any Tax (including penalties or interest, as applicable) with respect to which such indemnification or additional amounts may thereafter accrue.

     (f) If the Issuing Bank reasonably determines that it has actually realized, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Company or any Subsidiary Credit Party pursuant to subsection
(a) or (c) above in respect of payments under the Credit Documents, a current monetary benefit that it would otherwise not have obtained and that would result in the total payments under this Section 2.13 exceeding the amount needed to make the Issuing Bank whole, the Issuing Bank shall pay to the Company, with reasonable promptness following the date upon which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses incurred in securing such refund, deduction or credit.

     3. REPRESENTATIONS AND WARRANTIES

     The Company and each Subsidiary Credit Party represents and warrants to the Issuing Bank that:

     3.01 Organization; Powers. The Company and each Subsidiary Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry on its business as now conducted.

     3.02 Authorization; Enforceability. The transactions contemplated hereby and by the other Credit Documents to be entered into by the Company and each Subsidiary Credit Party are within the Company's and such Subsidiary Credit Party's corporate limited partnership, limited liability company and other powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Credit Document to which the Company or any Subsidiary Credit Party is a party, when executed and delivered by the Company or such Subsidiary Credit Party will constitute, a legal, valid and binding obligation of the Company and each such Subsidiary Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     3.03 Governmental Approvals; No Conflicts. The transactions to be entered into and contemplated by the Credit Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (b) will not violate any Applicable Law or the Organizational Documents of the Company or any Subsidiary Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any Subsidiary Credit Party or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of any the Company or any Subsidiary Credit Party, except Liens created under the Credit Documents.

     3.04 Litigation. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary Credit Party (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve the Collateral or any of the Credit Documents.

     3.05 Compliance with Laws and Agreements; No Default. The Company and each Subsidiary Credit Party is in compliance with all Applicable Laws and the terms of all Material Indebtedness and all material agreements, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

     3.06 Security Documents. The Security Documents shall create in favor of the Issuing Bank a legal, valid and enforceable security interest in the Collateral, and the Security Documents, if properly filed, or upon other action required for perfection, shall constitute the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Company thereunder in such Collateral prior and superior in right to any other Person.

     3.07 Federal Reserve Regulations(a) Neither the Company nor any Subsidiary Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b) No part of the proceeds of any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

     3.08 Solvency. To the best of the knowledge of the Company, as of the Closing Date, after giving effect to the transactions contemplated hereby, the Company and each Subsidiary Credit Party is, and will be, Solvent.

     3.09 Taxes. The Company and each Subsidiary Credit Party has timely filed, or caused to be filed, all federal and state Tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     3.10 Disclosure. The Company has disclosed to the Issuing Bank all agreements, instruments and corporate or other restrictions to which the Company or any Subsidiary Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of any of the reports, financial statements, certificates or other information furnished by or on behalf of any the Company or any Subsidiary Credit Party to the Issuing Bank in connection with the negotiation of this Agreement or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents and warrants only that such information was prepared in good faith based on assumptions believed by the Company to be reasonable at the time such projections were prepared.

     4. CONDITIONS

     4.01 Closing Date. The obligation of the Issuing Bank to issue each Letter of Credit, on and after the Closing Date, is subject to the following conditions precedent:

          (a) The Issuing Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Credit Documents (including, without limitation, the Pledge and Security Agreement) signed on behalf of such party or (ii) written evidence satisfactory to the Issuing Bank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Credit Documents.

          (b) The Issuing Bank shall have received a favorable written opinion of counsel to the Company covering such matters relating to the Company and the Subsidiary Credit Parties, the Credit Documents or the transactions contemplated thereby as the Issuing Bank shall reasonably request.

          (c) The Issuing Bank shall have received such documents and certificates as the Issuing Bank or its counsel may reasonably request relating to the organization, existence and good standing of the Company and each Subsidiary Credit Party, the authorization of the transactions contemplated by the Credit Documents and any other legal matters relating to the Company and the Subsidiary Credit Partys, the Credit Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Issuing Bank and its counsel.

          (d) All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Issuing Bank.

          (e) The Issuing Bank shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Company and its Subsidiaries, and since the date of the end of the Company's most recently ended fiscal year, except as disclosed in the Company's publicly available reports filed on or before the date hereof pursuant to the Securities Exchange Act of 1934, as amended, no change, occurrence or development has occurred that, in the Issuing Bank's reasonable opinion, has a Material Adverse Effect.

          (f) There shall not be any action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in the Issuing Bank's reasonable judgment could reasonably be expected to have a Material Adverse Effect.

          (g) All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Issuing Bank in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Issuing Bank) shall have been paid in full.

          (h) The consummation of the transactions contemplated hereby shall not violate any Applicable Law.

          (i) The Company shall have established the Accounts with the Issuing Bank and the Issuing Bank shall have a perfected first priority security interest in such Accounts and all Cash and Cash Equivalents and Additional Collateral on deposit therein.

          (j) There shall have been delivered to the Issuing Bank such additional instruments and documents as the Issuing Bank or counsel to the Issuing Bank reasonably may require or request.

     4.02 Conditions Precedent to Each Letter of Credit.

     In addition to those conditions described in Section 4.01, the obligation of the Issuing Bank to issue each Letter of Credit, is subject to the following conditions precedent:

          (a) Notice. The Issuing Bank shall have received a notice with respect to such issuance as required by Section 2.05.

          (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Credit Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

          (c) No Default. On the date of each issuance of each Letter of Credit, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) Availability shall not be less than zero.

The request by the Company for, and the acceptance by the Company and each Subsidiary Credit Party of, each Letter of Credit hereunder shall be deemed to be a representation and warranty by the Company and each Subsidiary Credit Party that the conditions specified in this Section 4.02 have been satisfied at that time.

     5. AFFIRMATIVE COVENANTS

     Until (i) the Commitment has expired or been terminated, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, the Company and each Subsidiary Credit Party covenants and agrees with the Issuing Bank that:

     5.01 Financial Statements and Other Information. The Company will furnish to the Issuing Bank:

          (a) Within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet and related statements of operations, and consolidated statements of cash flows as of the end of and for such year for the Company and its Subsidiaries, setting forth in each case, in comparative form, the consolidated figures for the previous fiscal year, audited and reported on by independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP;

          (b) Within forty-five (45) days after the end of each of the first three fiscal quarters of the Company, the consolidated balance sheet and related statements of operations, and cash flows the consolidated balance sheet and related statements of operations, and consolidated statements of cash flows for the Company and its Subsidiaries, as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year, setting forth in each case, in comparative form the consolidated figures for the previous fiscal year, certified by the Company's Chief Financial Officer as presenting in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes;

          (c) at least ten (10) days prior written notice of any change (i) in any the Company's or any Subsidiary Credit Party's corporate name, (ii) in the Company's or any Subsidiary Credit Party's corporate structure or jurisdiction of incorporation or formation, or (iii) in the Company's or any Subsidiary Credit Party's Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

     5.02 Existence; Conduct of Business. The Company will, and will cause each Subsidiary Credit Party to, do or cause to be done all things necessary to comply with its respective Organizational Documents and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, and privileges material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

     5.03 Compliance with Laws. The Company will, and will cause each Subsidiary Credit Party to, comply with all Applicable Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

     5.04 Use of Letters of Credit. The Letters of Credit issued hereunder will be used only (a) to finance the acquisition of working capital assets of the Company and the Subsidiary Credit Parties in the ordinary course of business, and (b) for general corporate purposes. No part of any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

     5.05 Cash Collateralization of Letter of Credit Outstandings. The Company shall cause the sum of (i) 100% of the Cash and Cash Equivalents on deposit in the Cash Collateral Account and (ii) as to each item of Additional Collateral on deposit in the Additional Collateral Account, the amount of such Additional Collateral multiplied by the Applicable Advance Rate, to be at least equal to the Letter of Credit Outstandings.

     5.06 Taxes and Indebtedness. The Company will, and will cause each Subsidiary Credit Party to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

     5.07 Further Assurances. The Company will , and will cause each Subsidiary Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any Applicable Law, or which the Issuing Bank may reasonably request, to effectuate the transactions contemplated by the Credit Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Pledge and Security Agreement or the validity or priority of any such Lien, all at the expense of the Company and the Subsidiary Credit Parties.

     6. COVENANTS

     Until (i) the Commitment has expired or been terminated, and (ii) all Obligations payable hereunder shall have been paid in full, and (iii) all Letters of Credit shall have expired or terminated, the Company and each Subsidiary Credit Party covenants and agrees with the Issuing Bank that:

     6.01 Liens, Collateral Dispositions. The Company and the Subsidiary Credit Parties will not create, incur, assume or permit to exist any Lien on any Collateral or, except as expressly permitted by the Pledge and Security Agreement, sell, transfer, assign or otherwise dispose of any Collateral.

     6.02 Fundamental Changes. The Company will not , and will not permit any Subsidiary Credit Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary Credit Party may merge into any other Subsidiary Credit Party or into the Company, and (ii) any Subsidiary Credit Party may liquidate or dissolve voluntarily into the Company.

     7. EVENTS OF DEFAULT

     7.01 Events of Default. If any of the following events ("Events of Default") shall occur:

          (a) the Company or any Subsidiary Credit Party shall fail to pay any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable;

          (b) the Company or any Subsidiary Credit Party shall fail to pay any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Credit Document, when and as the same shall become due and payable, and such failure shall continue for three Business Days;

          (c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary Credit Party in or in connection with any Credit Document or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Credit Document shall prove to have been incorrect in any material respect when made or deemed made;

          (d) the Company or any Subsidiary Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.04, 5.05, 6.01 or 6.02;

          (e) the Company or any Subsidiary Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Sections 7.01(a), 7.01(b), 7.01(c), or 7.01(d)), and such failure shall continue unremedied for a period of thirty
     (30) days after notice thereof from the Issuing Bank to the Company;

          (f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary Credit Party, their respective debts, or of a substantial part of their respective assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary Credit Party or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

          (g) the Company or any Subsidiary Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary Credit Party or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (h) the Company or any Subsidiary Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (i) the Company shall fail to observe or perform any covenant, condition or agreement contained in the Pledge and Security Agreement;

          (j) The occurrence of an event of default on the part of the Company or any Subsidiary Credit Party under any Material Indebtedness to which the Company or any Subsidiary Credit Party is a party or any indenture or other agreement relating to any Material Indebtedness of the Company or any Subsidiary Credit Party;

          (k) (i) any challenge by or on behalf of the Company, any Subsidiary Credit Party or any other Person to the validity of any Credit Document or the applicability or enforceability of any Credit Document strictly in accordance with the subject Credit Document's terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Credit Document or any payment made pursuant thereto;

          (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Company or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document;

          (l) the determination by the Company or any Subsidiary Credit Party, to suspend the operation of their business in the ordinary course, liquidate all or substantially all of the Company's or such Subsidiary Credit Party's assets or employ an agent or other third party to conduct a program of closings, liquidations or "Going-Out-Of-Business" sales of all or substantially all of the business; or

          (m) Any Change in Control.

then, and in every such event (other than an event with respect to any the Company described in clause (f), (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Issuing Bank may by written notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate all or any portion of the Commitment, and thereupon all or such portion of the Commitment shall terminate immediately, and (ii) declare all Obligations then outstanding to be due and payable in whole and thereupon the Obligations so declared to be due and payable shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Subsidiary Credit Parties; and in case of any event with respect to the Company or a Subsidiary Credit Party described in clause (f), (g) or (h) of this Article, the Commitment shall automatically terminate and the Obligations then outstanding, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company and the Subsidiary Credit Parties.

     7.02 Remedies on Default

     In case any one or more of the Events of Default shall have occurred and be continuing, the Issuing Bank may proceed to protect and enforce its rights and remedies under this Agreement or any of the other Credit Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Credit Documents or any instrument pursuant to which the Obligations are evidenced, and proceed to enforce the payment thereof or any other legal or equitable right of the Issuing Bank. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

     8. MISCELLANEOUS

     8.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Company or any Subsidiary Credit Party to it at 2 Paragon Drive Montvale, New Jersey 07645, Attention: Treasurer (Telecopy No. (201)571-8036), with a copy to General Counsel (Telecopy No. (201) 571-8106);

          (b) if to the Issuing Bank, to Bank of America, N.A., 40 Broad Street, Boston, Massachusetts 02109, Attention: Alexis MacElhiney (Telecopy No.
     (617) 434-2615), with a copy to Riemer & Braunstein, LLP, Three Center Plaza, Boston, Massachusetts 02108, Attention: David S. Berman, Esquire (Telecopy No. (617) 880-3456);

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     8.02 Waivers; Amendments. (a) No failure or delay by the Issuing Bank in exercising any right or power hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Issuing Bank hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any the Company or any Subsidiary Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

     (b) Neither this Agreement nor any other Credit Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Issuing Bank.

     8.03 Expenses; Indemnity; Damage Waiver.

     (a) The Company and the Subsidiary Credit Parties, jointly and severally, shall pay (i) all actual reasonable out-of-pocket expenses incurred by the Issuing Bank and its Affiliates, including the actual reasonable fees, charges and disbursements of counsel for the Issuing Bank, for the preparation and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank, including the reasonable fees, charges and disbursements of any counsel for the Issuing Bank in connection with the enforcement or protection of its rights in connection with the Credit Documents, including its rights under this Section, or in connection with the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

     (b) The Company and the Subsidiary Credit Parties, jointly and severally, shall indemnify the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee"), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Credit Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Credit Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Credit Documents or any other transactions contemplated hereby, (ii) any Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee. In connection with any indemnified claim hereunder, the Indemnitees shall be entitled to select a single counsel for themselves (absent conflicts of interest) and the Company and the Subsidiary Credit Parties shall promptly pay the reasonable fees and expenses of such counsel.

     (c) To the extent permitted by Applicable Law, neither the Company nor any Subsidiary Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Credit Documents, any Letter of Credit or the use of the proceeds thereof. The Company and the Subsidiary Credit Parties further agree that no Indemnitee shall have any liability to the Company or any Subsidiary Credit Party, any Person asserting claims by or on behalf of the Company, any Subsidiary Credit Party or any other Person in connection with this Agreement or the other Credit Documents except (i) for breach of the Indemnitee's obligations under this Agreement and the other Credit Documents, or (ii) the Indemnitee's gross negligence, willful misconduct or bad faith.

     (d) All amounts due under this Section shall be payable promptly after written demand therefor.

     8.04 Successors and Assigns(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that neither the Company nor any the Subsidiary Credit Party may assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Issuing Bank (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of the Issuing Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) The Issuing bank may at any time assign to one or more banks or financial institutions (each, an "Assignee") all, or a portion of, its rights and obligations under this Agreement and the other Loan Documents; provided that the Company has provided its prior written consent of the Assignee (which consent shall not be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing (in which case no consent shall be required). Any such assignment and assumption shall be made pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit A hereto. Upon the execution and delivery of an Assignment and Assumption Agreement, the Assignee shall be a party to this Agreement and shall have all the rights and obligations of the Issuing Bank hereunder to the extent of such assignment with no further consent or action by any party.

     (c) The Issuing Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Issuing Bank, including any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release the Issuing Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Issuing Bank as a party hereto.

     8.05 Survival. All covenants, agreements, representations and warranties made by the Company and the Subsidiary Credit Parties in the Credit Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Issuing Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitment has not expired or terminated. The provisions of Sections 2.13, 2.15 and 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitment or the termination of this Agreement or any provision hereof.

     8.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all contemporaneous or previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Issuing Bank and the Company and when the Issuing Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     8.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     8.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Issuing Bank or Affiliate or for the credit or the account of the Company and the Subsidiary Credit Parties against any of and all the obligations of the Company and the Subsidiary Credit Parties now or hereafter existing under this Agreement held by the Issuing Bank, irrespective of whether or not the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that the Issuing Bank may have under the Security Documents or otherwise.

     8.09 Governing Law; Jurisdiction; Consent to Service of Process

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     (b) The Company and the Subsidiary Credit Parties agree that any suit for the enforcement of this Agreement or any other Credit Document may be brought in any New York state or federal court sitting in the County of New York as the Issuing Bank may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts. The Company and the Subsidiary Credit Parties hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Company and the Subsidiary Credit Parties agree that any action commenced by any of them asserting any claim or counterclaim arising under or in connection with this Agreement or any other Credit Document shall be brought solely in any New York state or federal court sitting in the County of New York as the Issuing Bank may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement or any other Credit Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     8.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE COMPANY, ANY SUBSIDIARY CREDIT PARTY, OR THE ISSUING BANK, IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE COMPANY, ANY SUBSIDIARY CREDIT PARTY OR THE ISSUING BANK, OR IN WHICH THE COMPANY, ANY SUBSIDIARY CREDIT PARTY OR THE ISSUING BANK IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE COMPANY, ANY SUBSIDIARY CREDIT PARTY OR ANY OTHER PERSON AND THE ISSUING BANK. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     8.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     8.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate, together with all fees, charges and other amounts that are treated as interest on such Letter of Credit or L/C Disbursement under Applicable Law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Issuing Bank in accordance with Applicable Law, the rate of interest payable, together with all Charges payable, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Issuing Bank in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Prime Rate to the date of repayment, shall have been received by the Issuing Bank.

     8.13 Waivers.

     (a) The Obligations are the joint and several obligations of the Company and each Subsidiary Credit Party. The Company and each Subsidiary Credit Party hereby assumes, guarantees, and agrees to discharge all Obligations of all other obligors. In that regard, any Subsidiary Credit Party for whose account a Letter of Credit is to be issued shall, prior to the date of issuance, execute and deliver to the Issuing Banks a joinder to, and assumption of obligations under, this Agreement (in addition to any letter of credit application or other documents required by the Issuing Banks).

     (b) To the fullest extent permitted by Applicable Law, the obligations of the Company and the Subsidiary Credit Parties hereunder shall not be affected by
(i) the failure of the Issuing Bank to assert any claim or demand or to enforce or exercise any right or remedy against any other obligor under the provisions of this Agreement, any other Credit Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Credit Document, or any other agreement, including with respect to any other obligor, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Issuing Bank.

     (c) To the fullest extent permitted by Applicable Law, the obligations of the Company and the Subsidiary Credit Parties hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each obligor hereunder shall not be discharged or impaired or otherwise affected by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any obligor or that would otherwise operate as a discharge of any obligor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

     (d) To the fullest extent permitted by Applicable Law, the Company and the Subsidiary Credit Parties waive any defense based on or arising out of any defense of any other obligor under any Credit Document or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other obligor under any Credit Document, other than the indefeasible payment in full in cash of all the Obligations. The Issuing Bank may, at its election, foreclose on any security held by it by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other obligor under any Credit Document, or exercise any other right or remedy available to them against any other obligor, without affecting or impairing in any way the liability of any obligor hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to Applicable Law, each obligor waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such obligor against any other obligor, as the case may be, or any security.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

                       THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.


                       By:_________________________
                       Name:
                       Title:



                       BANK OF AMERICA, N.A. as Issuing Bank


                       By:________________________
                       Name:
                       Title:

                       Address:

                       40 Broad Street, 10th Floor
                       Boston, Massachusetts 02109
                       Attn: Alexis MacElhiney
                       Telephone: (617) 434-3817
                       Telecopy: (617) 434-2615

                                                                      Schedule 1




                                                                Advance
                                                                -------
Additional Collateral                                            Rate*
---------------------                                            -----

Mutual Funds (Quoted in WSJ or Barron's)

  -- U.S. Government Obligations                               up to 90%
  -- Corporate/Municipal Bonds                                 up to 80%

U.S. Government Obligations                                    up to 90%
U.S. Agency Bonds                                              up to 80%
State/Municipal Bonds (A or higher)                            up to 80%
Corporate Bonds (BAA or higher)                                up to 80%
Commercial Paper with Agency Ratings of:
--A1/P1                                                        up to 90%
--A2/P2                                                        up to 85%

Repurchase Agreements                                          up to 80%
Collateralized Mortgage Obligations                            up to 80%
Asset Backed Securities                                        up to 80%
Auction Rate Securities                                        up to 80%



* Based on current market value.